EXHIBIT 10.19
SKYWARD SPECIALTY INSURANCE GROUP, INC.
LONG-TERM CASH BONUS INCENTIVE PLAN
Effective as of February ___, 2024
I.Purpose. The purpose of the Skyward Specialty Insurance Group, Inc. Long-Term Cash Bonus Incentive Plan is to promote the interests of Skyward Specialty Insurance Group, Inc. by providing both an incentive and a financial reward to Underwriting Division Leaders and certain senior underwriting managers and other key contributors who contribute most to the operating results and growth of the Company.
II.Definitions. Whenever used herein, the following terms will have the respective meanings set forth below:
2.1“Award Notice” means the written document(s), including an electronic writing acceptable to the Committee, and any addendum or supplement thereto, memorializing the terms and conditions of the Bonus Payment awarded pursuant to the Plan and which shall incorporate the terms of the Plan.
2.2“Board” means the Board of Directors of the Company.
2.3“Bonus Payment” means the amount payable to a Participant under Article IV of the Plan, and calculated as set forth in Exhibit A.
2.4“CEO” means the Chief Executive Officer of the Company.
2.5“Change in Control” shall have the same meaning as set forth in the Company’s 2022 Long-Term Incentive Plan, as amended from time to time.
2.6“Code” means the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.
2.7“Committee” means the Compensation Committee of the Board.
2.8“Company” means Skyward Specialty Insurance Group, Inc. or any successor thereto.
2.9“Measurement Period” means each calendar year within a Performance Period.
2.10“Participant” means an eligible employee or other individual who provides services to the Company or its subsidiaries and who is described in Section III as a participant in the Plan.
2.11“Plan” means this Skyward Specialty Insurance Group, Inc. Long-Term Cash Bonus Incentive Plan, as in effect from time to time.
2.12“Qualifying Retirement” means a Participant’s “separation from service” as such term is defined under Section 409A of the Code and applicable regulations, other than on account of Participant’s termination of Service for Cause, after attainment of minimum age fifty-five (55) with at least (5) years of continuous service with the Company, provided that: (i) the Participant notifies the Chief People and Administrative Officer in writing at least twelve (12) months’ in advance of the effective retirement date (unless the Company waives the requirement of such advance notice); (ii) the Participant continues to actively assist the Company in succession planning and the transitioning of his/her responsibilities through the Participant retirement date as determined and directed by the Company in its sole discretion; and (iii) the Participant timely executes a waiver and release of claims upon the Participant’s “separation from service.”
2.13“STIP Performance Factor” means a percentage based on the Company’s performance as determined by the Committee under the Company’s Short-Term Incentive Plan.
2.14“Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Notice, a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment as determined by Skyward Specialty’s long-term disability insurance carrier.
III.Participation. All employees of the Company and its subsidiaries who are employed in the positions of underwriting division leaders and certain senior underwriting managers and other key, non-executive employees as selected by the CEO, shall be eligible to participate in the Plan for each three-year performance period (the “Performance Period”). A new Performance Period begins on each January 1st and ends on December 31st of the third year of such Performance Period.
IV.Annual Bonus.
4.1Target Bonus. At or as soon as practicable following the beginning of each calendar year, the CEO shall establish target bonuses for the Performance Period that commences for such calendar year as a dollar amount that shall be set forth on an Award Notice. Each Participant shall be eligible to receive a Bonus Payment for the Performance Period based on the achievement of Company and division financial

EXHIBIT 10.19
performance goals during the Performance Period, as determined by the CEO, in consultation with the Committee in their sole discretion. The amount actually paid to a Participant may be more or less than the target Bonus Payment amount, if any, depending on the extent to which the performance goals are satisfied, as determined by the CEO in consultation with the Committee in their sole discretion.
4.2Performance Criteria. Bonus Payments are paid based upon meeting certain performance criteria. Unless otherwise specified for a Performance Period, these criteria shall be as set forth in Exhibit A.
4.3Calculating Bonus Payment. The amount available for payment for each Performance Period, (the “Bonus Pool”), if any, will be determined in accordance with the terms and conditions set forth in Exhibit A.
4.4Approval of Bonus Payments. After the end of a Performance Period, the CEO shall determine the amount of each Participant’s Bonus Payment, if any, based on the Bonus Pool funding and division performance for the applicable Performance Period. The Committee shall have sole discretion to determine whether and to what extent the Company’s performance goals have been met. The CEO, in consultation with the Committee, may adjust the performance results for extraordinary items or other events, as deemed appropriate.
4.5Newly Hired Employees, Promotions and Transfers. Employees who are (1) newly hired, or (2) who are promoted or transferred into a position eligible to participate in the Plan during the first Measurement Period of a Performance Period may be eligible to participate in the current Performance Period at the sole discretion of the CEO.
4.6Payment of Bonus. Each Bonus Payment for a Performance Period shall be paid in cash to the Participant in a single lump sum payment on or after January 1 but not later than March 15 of the calendar year following the end of the Performance Period with respect to which the bonus is earned.
4.7Withholding Tax. The Company shall withhold from any Bonus Payment an amount sufficient to satisfy all federal, state, and local tax withholding requirements relating to the bonus.
V.Termination of Employment. Except as provided below or in the applicable Award Notice, a Participant must be employed by the Company through the end of the Performance Period in order to receive a Bonus Payment for the Performance Period. If a Participant’s employment terminates on account of Qualifying Retirement, Death or Total and Permanent Disability, as determined by the CEO, he/she may determine in his/her discretion in consultation with the Committee that a pro rata portion of the Participant’s Bonus Payment for the Performance Period will be paid. The pro-rated Bonus Payment, if any, shall be paid as described in Section 4.6, in all cases during the period from January 1 to March 15 of the first calendar year following the end of the Performance Period.
VI.Administration. The Committee establishes the Plan. The Committee shall have full power and discretionary authority to interpret the Plan, to set the final Bonus Pool as detailed in Exhibit A, and to prescribe, amend and rescind any rules, forms or procedures as the Committee deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and take such other actions as the Committee deems necessary or advisable in carrying out its duties under the Plan. Any action required of the Committee under the Plan shall be made in the Committee’s sole discretion and not in a fiduciary capacity. All decisions and determinations by the Committee shall be final, conclusive, and binding on the Company, the Participants, and any other persons having or claiming an interest hereunder. The Committee may delegate to one or more officers of the Company or any of its subsidiaries, including, but not limited to the CEO, the authority to take any other actions on its behalf pursuant to the Plan. Any reference to “Committee” in the Plan shall mean its delegee with regard to any delegated action.
The determination of Participants and bonus targets and amounts shall be made by the CEO, in his/her sole discretion, as long as they do not exceed 100% of the total Bonus Pool. All Bonus Payments shall be awarded conditional upon the Participant’s acknowledgement, by continuing in employment with the Company, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such Bonus Payment.
VII.General Provisions.
7.1Transferability. No Bonus Payment under this Plan shall be transferred, assigned, pledged, or encumbered by the Participant nor shall it be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. In the event of a Participant’s death, any amounts payable under this Plan, as determined by the CEO in consultation with the Committee, shall be paid to the Participant’s estate.
7.2Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust

EXHIBIT 10.19
of any kind. Each Participant’s right to receive a bonus shall be no greater than the right of an unsecured general creditor of the Company. All bonuses shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of bonuses.
7.3No Rights to Employment. Nothing in the Plan, and no action taken pursuant hereto, shall confer upon a Participant the right to continue in the employ of the Company, or affect the right of the Company to terminate a Participant’s employment at any time for cause or for no cause whatsoever.
7.4Section 409A. It is intended that the Plan be exempt from section 409A of the Code by paying bonuses within the “short-term deferral exception” set forth in the regulations under section 409A of the Code, and the Plan shall be interpreted on a basis consistent with such intent. If the Company determines that pro-rated Bonus Payment will be paid in connection with a Participant’s Qualifying Retirement, Death or Total and Permanent Disability, payment of such awards shall be paid within the “short-term deferral exception” period set forth in the regulations under Section 409A of the Code following expiration of the Performance Period and are thereby intended to be exempt from Section 409A of the Code, or alternatively as compliant with the requirements of Section 409A of the Code as required in all cases to be paid within a single designated taxable year (first calendar year following end of the Performance Period). For purposes of Section 409A of the Code, each payment made under the Plan shall be treated as a separate payment To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. To the extent necessary to avoid adverse tax consequences under Section 409A of the Code, any payment made to any Participant who is a “specified employee” in connection with such Participant’s separation from service shall not be made before the date that is six months and one day following the date of such Participant’s separation from service. In no event shall a Participant, directly or indirectly, designate the calendar year of payment.
7.5Termination and Amendment of the Plan. The Committee may amend (in whole or in part) or terminate the Plan at any time.
7.6Successors. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant and his or her heirs, executors, administrators, and legal representatives.
7.7Applicable Law. The Plan shall be construed and governed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

EXHIBIT 10.19
Exhibit A
The target Bonus Pool is calculated by summing the total of the target bonus amounts for each Participant, as set by the CEO in his/her sole discretion (the “Target Bonus Pool”). The final Bonus Pool for the Performance Period will be determined by applying the Long-Term Cash Performance Factor (“LTC Performance Factor”) to the Target Bonus Pool. The Committee will determine the LTC Performance Factor, primarily based on a straight-average of the Company’s STIP Performance Factor(s) for each of three Measurement Periods during the Performance Period, as certified by the Committee each year. The LTC Performance Factor is then applied to the Target Bonus Pool to adjust it up or down.
Once the final Bonus Pool amount is set, the CEO will evaluate each Division’s performance against both agreed upon OKRs/financial plan achievement and relative to each other. This evaluation results in the assignment of an LTC Performance Factor for each Division. The final Bonus Pool will then be allocated by the CEO to each underwriting division as a percentage of the Bonus Pool (which in no event will exceed 100% in the aggregate) based on performance achievement of division-specific performance factors, as determined by the CEO in his/her sole discretion.
Unlike the Company’s Short-Term Incentive Plan, no individual performance metrics will apply. All participants in an Underwriting Division will have their division’s LTC Performance Factor applied against their Target Award to determine their Bonus Payment.

EXHIBIT 10.19
SKYWARD SPECIALTY INSURANCE GROUP, INC.
LONG-TERM CASH BONUS INCENTIVE PLAN
AWARD NOTICE
[Insert Date]
[Insert Name of Participant]
[Insert Address]

Dear [Participant]:
Congratulations! You have been granted an award (the “Award”) under the Company’s Long-Term Cash Bonus Incentive Plan (the “Plan”) for the [Performance Years] Performance Period. Capitalized terms that are not defined in this Award Notice have the meanings given to them in the Plan. This Award Notice and the Award are subject in all respects to the terms and conditions of the Plan, which is incorporated herein by reference.
Your Target Award is [$ ].
Subject to an earlier qualifying termination as described below, you must remain continuously employed or in a service relationship with Skyward Specialty Insurance Group, Inc. (the “Company”) or its subsidiaries from the date of this Award Notice through the last day of the Performance Period f the Long-Term Cash Award and satisfy all the other conditions for payment described in the Plan to be eligible for Bonus Payment. The Bonus Payment, if any, will be paid as a lump sum cash bonus calculated based on your Target Award and the LTC Performance Factor assigned to your Division as set forth in Exhibit A.
If your employment is terminated due to Death or a Total and Permanent Disability or within twelve (12) months immediately following a Change in Control that occurs before the last day of the Performance Period you will have the right to receive a pro-rated Award calculated as the number of days you worked in the Performance Period, divided by the total number of days in the Performance Period. The LTC Performance Factor will be calculated by averaging the actual Company STIP Performance Factor(s) for any completed Measurement Periods as of the termination date and target performance achievement for any partial Measurement Periods outstanding as of the termination or Change in Control date, subject in all events to the performance, discretion and payment provisions in Section 4 of the Plan.
If your employment is terminated due to a Qualifying Retirement before the last day of the Performance Period you will have the right to receive a pro-rated Award calculated as the number of days you worked in the Performance Period, divided by the total number of days in the Performance Period. The LTC Performance Factor will be determined by the CEO, at the end of the Measurement Period during which the termination occurred, at his/her discretion to be approved by the Committee.
The Plan and this Award Notice contain the entire understanding between you and the Committee with respect to the subject matter hereof and supersede any and all prior agreements with respect thereto.

By:
Name:
Chief Executive Officer
ACKNOWLEDGEMENT
I hereby acknowledge that I have received and reviewed a copy of the Plan and this Award notice, and the Award and my participation in the Plan are subject in all respects to the terms and conditions of the Plan. I understand and agree to the terms and conditions of the Plan and this Award Notice.

Participant’s Signature	Dated: